As filed with the Securities and Exchange Commission on August 4, 2006

Registration No. 333-103128

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

THE GAP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	94-1697231
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Folsom Street, San Francisco, CA 94105

(Address of Principal Executive Offices) (Zip Code)

The Gap, Inc. 2002 Stock Option Plan

(Full title of the plan)

Lauri M. Shanahan, Esq.

The Gap, Inc.

Two Folsom Street

San Francisco, CA 94105

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (650) 952-4400

Copies to:

John E. Aguirre, Esq.

Wilson Sonsini Goodrich & Rosati, PC

650 Page Mill Road

Palo Alto, CA 94304-1050

EXPLANATORY STATEMENT – DEREGISTRATION OF SHARES

The Gap, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities previously registered by the Registrant pursuant to its Registration Statement on Form S-8 (File No. 333-103128), which was originally filed with the Securities and Exchange Commission (the “Commission”) on February 12, 2003 (the “2003 Form S-8”). A total of 20,000,000 shares of the Registrant’s common stock, $0.05 par value (“Shares”), were registered for issuance under The Gap, Inc. 2002 Stock Option Plan, as amended (the “2002 Plan”), pursuant to the 2003 Form S-8.

On May 9, 2006, the shareholders of the Registrant approved The Gap, Inc. 2006 Long-Term Incentive Plan, as amended and restated effective as of January 24, 2006 (formerly known as “The Gap, Inc. 1996 Stock Option and Award Plan”) (the “LTIP”). No further awards will be made under the 2002 Plan on or after January 24, 2006. According to the terms of the LTIP, the number of Shares (not to exceed 39,138,672) that remained available for grant under the 2002 Plan as of January 24, 2006 and any Shares (not to exceed 30,800,884) that otherwise would have been returned to the 2002 Plan after January 24, 2006 on account of the expiration, cancellation or forfeiture of awards granted thereunder (collectively, the “Carryover Shares”), are to be included in the reserve of Shares available for issuance under the LTIP (the “LTIP Share Reserve”).

A total of 40,225,653 Carryover Shares were includible in the LTIP Share Reserve as of May 9, 2006 (the “Currently Available Carryover Shares”). The Registrant has registered the Currently Available Carryover Shares for issuance under the LTIP pursuant to a new Registration Statement on Form S-8, which was filed on August 4, 2006 (the “2006 Form S-8”).

The Registrant is filing this Post-Effective Amendment No. 1 to the 2003 Form S-8 in order to deregister 20,000,000 of the Currently Available Carryover Shares therefrom, which Shares have been carried forward to the 2006 Form S-8 for issuance under the LTIP. Accordingly, the Registrant hereby withdraws from registration under the 2003 Form S-8 20,000,000 Shares that have not been and will not be issued under the 2002 Plan.

Concurrently with the filing of this Post-Effective Amendment No. 1 to the 2003 Form S-8, the Registrant is filing a Post-Effective Amendment No. 2 to its Registration Statement on Form S-8 (File No. 333-59292), which was originally filed with the Commission on April 20, 2001, and amended by Post-Effective Amendment No. 1 thereto filed with the Commission on February 12, 2003, in order to deregister the remaining 20,225,653 of the Currently Available Carryover Shares therefrom, which Shares also have been carried forward to the 2006 Form S-8 for issuance under the LTIP.

Please note that, to the extent any additional Carryover Shares that remain subject to outstanding awards under the 2002 Plan otherwise would have been returned to the 2002 Plan after May 9, 2006 on account of the expiration, cancellation or forfeiture of such outstanding awards, those Shares instead will be included in the LTIP Share Reserve for issuance under the LTIP. Accordingly, the Registrant intends to periodically file additional post-effective amendment(s) to its applicable Registration Statement(s) on Form S-8 and additional Registration Statement(s) on Form S-8 in order to carry forward such Shares from the 2002 Plan to the LTIP for issuance thereunder.

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SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-103128) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 4th day of August, 2006.

THE GAP, INC. (Registrant)

By	/s/ Paul S. Pressler
Paul S. Pressler President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-103128) has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

Principal Executive Officer:

/s/ Paul S. Pressler Paul S. Pressler	President and Chief Executive Officer	August 4, 2006

Principal Financial and Principal Accounting Officer:

/s/ Byron H. Pollitt, Jr. Byron H. Pollitt, Jr.	Executive Vice President and Chief Financial Officer	August 4, 2006

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Directors:

* Howard P. Behar	Director	August 4, 2006

* Adrian D. P. Bellamy	Director	August 4, 2006

* Domenico De Sole	Director	August 4, 2006

* Donald G. Fisher	Director	August 4, 2006

* Doris F. Fisher	Director	August 4, 2006

* Robert J. Fisher	Director	August 4, 2006

* Penelope L. Hughes	Director	August 4, 2006

* Bob L. Martin	Director	August 4, 2006

* Jorge P. Montoya	Director	August 4, 2006

* Paul S. Pressler	Director	August 4, 2006

James M. Schneider	Director

* Mayo A. Shattuck III	Director	August 4, 2006

Representing a majority of the members of the Board of Directors.

*By:	/s/ Paul S. Pressler
Paul S. Pressler
Attorney-in-Fact **

**	By authority of the Power of Attorney of Directors filed as Exhibit 24.1 to Registration Statement on Form S-8 (File No. 333-103128) filed on February 12, 2003.

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